                                                                     EXHIBIT 4.5

                             LIMITED RECOURSE NOTE

$34,700,000                                                  St. Paul, Minnesota
                                                                   July 27, 1994

     FOR VALUE RECEIVED, Green Tree Manufactured Housing Net Interest Margin Finance Corp. I ("Maker") hereby promises to pay to the order of Green Tree Securitized Net Interest Margin Trust 1994-B or its successors or assigns, as the case may be ("Payee"), at St. Paul, Minnesota, or such other place as the Payee may from time to time designate in writing, the principal sum of thirty-four million seven hundred thousand dollars ($34,700,000.00) (the "Principal Amount"), with interest (computed on the basis of a 360-day year of twelve 30-day months) at the rate of 7.85% per annum on the unpaid balance hereof until the Maturity Date (as defined below). All payments from whatever source shall be first applied to interest and then to principal.

     Accrued interest shall be payable on the 15th day (or if such day is not a business day, the next succeeding business day) of each month, commencing August 15, 1994, and continuing on the same day in each succeeding month, computed on the basis of a 360-day year of 30-day months. The principal due and payable on this Note prior to the Maturity Date shall be equal to all collections on the Guarantee Fee (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Guarantee Fee Assignment) remitted to Maker on such Distribution Date, minus the accrued interest payable on such installment date. The interest due hereunder on August 15, 1994, shall be equal to interest accrued from July 27, 1994, and the principal payable hereunder on August 15, 1994 shall be equal to all collections on the Guarantee Fee (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Guarantee Fee Assignment) remitted to Maker on August 14, 1994, less the amount of interest described above.

     1.  Definitions.

     All terms defined in the Trust Agreement or the Guarantee Fee Assignment (each as defined below) shall have the same meaning in this Note. Whenever capitalized and used in this Note, the following words and phrases, unless otherwise specified, shall have the following meanings:

     Guarantee Fee. The Guarantee Fee shall have the meaning set forth in that certain Guarantee Fee Assignment, dated as of June 1, 1994, made by Green Tree in favor of Maker, plus any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Guarantee Fee Assignment.

     Guarantee Fee Assignment. The Guarantee Fee Assignment, dated as of June 1, 1994, made by Green Tree in favor of Maker, which transfers the Guarantee Fee to Maker.

     Green Tree. Green Tree Financial Corporation, a Minnesota corporation, in its individual capacity and as seller of the Guarantee Fee to Maker.

     Maturity Date.  The earliest to occur of:

          (i) A declaration by Payee pursuant to Section 3.3 of this Note that the unpaid balance of the Principal Amount and any unpaid interest accrued thereon is immediately due and payable;

          (ii) A written declaration by Maker pursuant to the terms hereof that it desires to prepay this Note; and

          (iii) The Distribution Date occurring in July 2004.

     Note. This Limited Recourse Note, as the same may from time to time be amended.

     Trust Agreement. The Trust Agreement, dated as of June 1, 1994, among Maker, Green Tree Manufactured Housing Net Interest Margin Finance Corp. II and Wilmington Trust Company, as Trustee.

     2.   Prepayment; Payment.

     2.1 Maker shall have the right to prepay this Note in whole but not in part, including all accrued but unpaid interest thereon, without penalty or premium, at any time after the unpaid balance of the Principal Amount has been reduced to 10% of the Principal Amount.

     2.2 Maker shall pay the unpaid balance of the Principal Amount on the Maturity Date.

     3.  Default.

     3.1    An Event of Default means one of the following events:

     (a) default in the payment of interest due on any Distribution Date, and continuance of such default for a period of six months (allocated as provided in Section 3.2); or

     (b) failure to pay the entire Principal Amount on or before the Distribution Date occurring in July 2004.

     3.2 All payments applied to interest on this Note shall be deemed allocated first to interest unpaid with respect to all prior Distribution Dates (with interest accrued on the earliest Distribution Date being deemed paid first), and then to interest accrued with respect to the current Distribution Date.

     3.3 If an Event of Default shall have occurred and be continuing, Payee may, at Payee's option, declare the unpaid balance of the Principal Amount and any unpaid interest accrued thereon immediately due and payable.

     4. Covenants. Maker hereby covenants that all collections from the Guarantee Fee remitted to Maker by Green Tree pursuant to the terms of the Guarantee Fee Assignment will be used to make timely payments of principal and interest on this Note.

     5. Nonrecourse. Notwithstanding the provisions of this Note, the Trust Agreement or any other document, this Note is a limited recourse obligation of Maker, and the payment of principal of or interest on the indebtedness evidenced hereby is payable solely from the Guarantee Fee (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Guarantee Fee Assignment), and Payee, by acceptance hereof, agrees to look solely to the Guarantee Fee (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Guarantee Fee Assignment) for payment of such principal and interest. The foregoing shall not be deemed or construed to be a release of the indebtedness evidenced hereby or to in any way impair, limit or otherwise affect this Note, or any liens created on the Guarantee Fee (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Guarantee Fee Assignment) as security for the payment of indebtedness evidenced or secured hereby and for the performance of the covenants in this Note, or prevent Payee from naming Maker, its successors or assigns, as a defendant in any action to enforce any remedy for an Event of Default, for payment of any such principal or interest, except as expressly provided herein.

     6. Grant of Security Interest. To secure payment of this Note, Maker has granted to Payee a security interest in the Guarantee Fee (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Guarantee Fee Assignment) pursuant to the terms of the Security Agreement, dated as of July 27, 1994, between Maker and Payee (the "Security Agreement").

     7.  Miscellaneous.

     7.1 Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest and, in the Event of Default hereunder, Maker agrees to pay all costs of collection, including reasonable attorneys' fees.

     7.2 No failure or delay by Payee to exercise any right or remedy under this Note shall waive such right or remedy.

     7.3 Maker hereby agrees that it shall not, for any reason, institute proceedings for the Payee to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Payee, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to the bankruptcy of the Payee, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Payee or a substantial part of the property of the Payee or cause or permit the Payee to make any assignment for the benefit of creditors, or admit in writing the inability of the Payee to pay its debts generally as they become due, or declare or effect a moratorium on the debt of the Payee or take any action in furtherance of any such action.

     7.4  This Note shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.


                                       GREEN TREE MANUFACTURED
                                         HOUSING NET INTEREST MARGIN
                                         FINANCE CORP. I


                                       By _____________________________
                                          Title: